EXHIBIT 99.1

FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D, dated April 9, 2024 (the “Schedule 13D”), with respect to the common stock, par value $0.0001 of Vemanti Group, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment.

Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 15th day April, 2024.

Dated: April 15, 2024	VUONG NHAT PHAM

	By:	/s/ Vuong Nhat Pham
	Name:	Vuong Nhat Pham

Dated: April 15, 2024	ASIAN STAR TRADING & INVESTMENT PTE. LTD.

	By:	/s/ Trinh Van Thi Nguyen
	Name:	Trinh Van Thi Nguyen
	Title:	Director